EXHIBIT 99.1
Corcept Therapeutics Announces Third Quarter Financial Results, Oncology Development Programs and Provides Corporate Update
•Revenue of $207.6 million, compared to $182.5 million in third quarter 2024
•Modified 2025 revenue guidance of $800 – $850 million
•Net income of $19.7 million, compared to $47.2 million in third quarter 2024
•Cash and investments of $524.2 million at September 30, 2025
•Oncology development programs expanded to include new studies in
◦Earlier-stage ovarian, endometrial, cervical and pancreatic cancers, in combination with chemotherapy
◦Broad range of solid tumors, in combination with immunotherapy
REDWOOD CITY, Calif., (November 4, 2025) – Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of medications to treat severe endocrinologic, oncologic, metabolic and neurologic disorders by modulating the effects of the hormone cortisol, today reported its results for the quarter ended September 30, 2025.
Financial Results
“The third quarter marked another period of robust growth in our hypercortisolism business. Once again, we had a record number of new prescriptions written for Korlym® and continued to add to our base of prescribers. Growing recognition among physicians of hypercortisolism’s true prevalence and the necessity of appropriate treatment is driving higher rates of screening and diagnosis. Our financial results don’t fully reflect this surge in demand, given capacity constraints at our previous specialty pharmacy vendor. We have modified our 2025 revenue guidance to $800 – $850 million. We added a new specialty pharmacy on October 1st and will add others in the coming months. We are confident that these additions will allow us to meet the increasing demand that we now see every month,” said Joseph K. Belanoff, M.D., Corcept’s Chief Executive Officer.
Corcept’s third quarter 2025 revenue was $207.6 million, compared to $182.5 million in the third quarter of 2024. Third quarter 2025 operating expenses were $197.4 million, compared to $135.9 million in the same period last year, due to increased spending to prepare for the launches of relacorilant to treat patients with hypercortisolism and platinum-resistant ovarian cancer. Net income per common share (diluted) was $0.16 in the third quarter of 2025, compared to $0.41 in the third quarter of 2024.
Cash and investments were $524.2 million at September 30, 2025, compared to $515.0 million at June 30, 2025. The balance at September 30, 2025 reflects the acquisition of $50.6 million of common stock in the third quarter pursuant to the company’s stock repurchase program as well as shares acquired upon the exercise of employee stock options and the vesting of restricted stock grants.
Clinical Development
“We are approaching important clinical development milestones,” said Dr. Belanoff. “Our New Drug Application (NDA) for relacorilant in hypercortisolism has a Prescription Drug User Fee Act (PDUFA) date of December 30, 2025. The PDUFA date for our NDA for relacorilant in platinum-resistant ovarian cancer is July 11, 2026. We believe both deadlines will be met.
In addition, our clinical studies will soon produce important data. We expect results from MOMENTUM, our trial evaluating the prevalence of hypercortisolism in patients with resistant hypertension, and final overall survival results from our pivotal ROSELLA trial by early next year. Results from our BELLA trial in patients with advanced ovarian cancer should be available by the end of next year, as will results from MONARCH, our Phase 2b trial in patients with metabolic dysfunction-associated steatohepatitis (MASH).”
“We are also about to start important new studies,” added Dr. Belanoff. “These include a Phase 3 trial of dazucorilant in patients with ALS, which will seek to replicate the benefit patients exhibited in our DAZALS trial. In addition, we will initiate Phase 2 trials of relacorilant in combination with chemotherapy and a Phase 1b trial of nenocorilant in combination with immunotherapy in patients with a broad range of solid tumors.”
Hypercortisolism (Cushing’s Syndrome)
•FDA review of our relacorilant NDA continues, with a December 30, 2025 PDUFA date
•MOMENTUM – Enrollment continues in 1,000-patient trial examining the prevalence of hypercortisolism in patients with resistant hypertension; results expected by early next year
•CATALYST Part 1 – Prevalence of hypercortisolism in patients with difficult-to-control type 2 diabetes – Results published in Diabetes Care (Buse et al, April 2025)
•CATALYST Part 2 – Randomized, double-blind, placebo-controlled study of Korlym in 136 patients with hypercortisolism and difficult-to-control type 2 diabetes – Results presented at the American Diabetes Association’s 85th Scientific Sessions; published in Diabetes Care (DeFronzo et al, June 2025)
“Relacorilant has the potential to become the new standard of care for patients with hypercortisolism. In its Phase 2 and Phase 3 studies, patients treated with relacorilant showed clinically meaningful and statistically significant improvements in a wide range of hypercortisolism’s signs and symptoms, without off-target effects and toxicities associated with currently available treatments,” said Bill Guyer, PharmD, Corcept’s Chief Development Officer.
“Our CATALYST study showed that there are significantly more patients with hypercortisolism than previously assumed and that treatment with a cortisol modulator is highly effective in improving their signs and symptoms. We expect that CATALYST’s findings, along with results from our MOMENTUM study examining the prevalence of hypercortisolism in patients with resistant hypertension, will lead to more screening and treatment of patients with hypercortisolism,” added Dr. Guyer.
Oncology
Relacorilant in Combination with Chemotherapy
•New Drug Application – FDA reviewing NDA for relacorilant plus nab-paclitaxel to treat patients with platinum-resistant ovarian cancer, with a July 11, 2026 PDUFA date
•Marketing Authorization Application (MAA) – European Medicines Agency reviewing MAA for relacorilant plus nab-paclitaxel to treat patients with platinum-resistant ovarian cancer – Approval expected by the end of next year
•ROSELLA – Primary endpoint met in pivotal Phase 3 trial of relacorilant plus nab-paclitaxel in 381 patients with platinum-resistant ovarian cancer – Results presented at the ASCO (American Society of Clinical Oncology) and ESMO (European Society for Medical Oncology) 2025 annual meetings and published in The Lancet (Olawaiye et al, June 2025) – Final overall survival results expected by early next year
•BELLA Part A – Enrollment nearly complete in Phase 2 trial of relacorilant plus nab-paclitaxel and bevacizumab in 90 patients with platinum-resistant ovarian cancer – Results expected by the end of next year
•BELLA Part B – Phase 2 trial of relacorilant plus nab-paclitaxel and bevacizumab in 90 patients with platinum-sensitive ovarian cancer whose disease progressed while on a PARP inhibitor to begin in coming weeks
•BELLA Part C – Phase 2 trial of relacorilant plus nab-paclitaxel in 90 patients with endometrial cancer (who have received one or two prior lines of therapy) to begin in coming weeks

•Cervical cancer – Phase 2 trial of relacorilant plus nab-paclitaxel in 50 patients with cervical cancer (received one or two prior lines of therapy) to begin in coming weeks, conducted in collaboration with ARCAGY-GINECO, an academic clinical research group specializing in gynecologic cancers
•Pancreatic cancer – Phase 2 trial of relacorilant plus nab-paclitaxel and gemcitabine as first-line therapy in 50 patients with pancreatic cancer to begin in coming weeks
Relacorilant in Combination with Androgen Deprivation Therapy
•Prostate cancer – Enrollment continues in randomized, placebo-controlled, Phase 2 trial of relacorilant plus enzalutamide in 90 patients with early-stage prostate cancer, conducted in collaboration with the University of Chicago
Nenocorilant in Combination with Immunotherapy
•Solid tumors – Phase 1b dose-finding trial of nenocorilant, our proprietary selective glucocorticoid receptor antagonist, plus nivolumab in 30 patients with a variety of solid tumors to begin in coming weeks – nenocorilant’s first study in patients
“We are seeking approval of relacorilant in patients with platinum-resistant ovarian cancer (PROC) in both the United States and Europe based on positive data from our Phase 2 and pivotal Phase 3 ROSELLA trials. These trials’ groundbreaking results, in which relacorilant improved progression-free and overall survival in patients with a highly challenging form of ovarian cancer without increasing the safety burden of the patients who took it, highlight relacorilant’s potential to become the new standard care in PROC,” said Dr. Guyer.
“All of our pre-clinical and clinical oncology data point to the potential of glucocorticoid receptor antagonism to benefit patients across a wide variety of solid tumors, beyond PROC,” he added. “That is why in the next few weeks, we will start Phase 2 trials in additional gynecologic tumors, including patients with platinum-sensitive ovarian (an earlier stage of ovarian cancer), endometrial and cervical cancers, as well as a Phase 2 study in patients with first-line pancreatic cancer. These National Comprehensive Cancer Network guideline-enabling studies should proceed quickly and will inform our longer-term clinical development priorities,” added Dr. Guyer. “We are also excited to advance a new proprietary glucocorticoid receptor antagonist, nenocorilant, in a Phase 1b dose-finding study combining nenocorilant with the PD-1 checkpoint inhibitor nivolumab to see if reducing cortisol-driven immune suppression can enhance immunotherapy.”
Metabolic Dysfunction-Associated Steatohepatitis (MASH)
•MONARCH – Enrollment completed in randomized, double-blind, placebo-controlled, Phase 2b trial of miricorilant in patients with biopsy-confirmed or presumed MASH – Results expected by the end of next year
“In our Phase 1b study, miricorilant was well-tolerated and very rapidly reduced liver fat while improving liver enzymes and other markers of liver health, as well as key metabolic and lipid measures. We look forward to building on these promising results in our Phase 2b MONARCH study. With enrollment completed, we will have topline results by the end of next year,” said Dr. Guyer.
Amyotrophic Lateral Sclerosis (ALS)
•DAZALS – Exploratory analyses showed that patients who received dazucorilant 300 mg exhibited an 84 percent reduction in risk of death during the study’s first year compared to patients who received placebo (hazard ratio: 0.16, p-value: 0.0009) – Results presented at European Network to Cure ALS (ENCALS) 2025 annual meeting
•Phase 3 trial – Expected to begin by the middle of next year
“ALS is a devastating disease linked to elevated cortisol activity. In our DAZALS study, patients who received dazucorilant experienced a profound reduction in early mortality – a time during which many patients with ALS retain significant function and quality of life,” said Dr. Guyer. “We aim to replicate these findings in a Phase 3 trial and are working with regulatory authorities and leading ALS clinicians to finalize our study design.”
Conference Call
We will hold a conference call on November 4, 2025, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Participants must register in advance of the conference call by clicking here. Upon registering, each participant will receive a dial-in number and a unique access PIN. Each access PIN will accommodate one caller. A listen-only webcast will be available by clicking here. A replay of the call will be available on the Investors / Events tab of Corcept.com.
About Corcept Therapeutics
For over 25 years, Corcept has focused on cortisol modulation and its potential to treat patients with a wide variety of serious disorders, leading to the discovery of more than 1,000 proprietary selective cortisol modulators and glucocorticoid receptor antagonists. Corcept is conducting advanced clinical trials in patients with hypercortisolism, solid tumors, ALS and liver disease. In February 2012, the company introduced Korlym, the first medication approved by the U.S. Food and Drug Administration for the treatment of patients with endogenous hypercortisolism. Corcept is headquartered in Redwood City, California. For more information, visit Corcept.com.
Forward-Looking Statements
Statements in this press release, other than statements of historical fact, are forward-looking statements based on our current plans and expectations and are subject to risks and uncertainties that might cause our actual results to differ materially from those such statements express or imply. These risks and uncertainties include, but are not limited to, those related to our ability to: operate our business; study and develop Korlym, relacorilant, miricorilant, dazucorilant, nenocorilant and our other product candidates; those molecules’ clinical attributes, regulatory approvals, mandates, oversight and other requirements; and the scope and protective power of our intellectual property. These and other risks are set forth in our SEC filings, which are available at our website and the SEC’s website.
In this press release, forward-looking statements include those concerning: the possibility of more screening and treatment of patients with hypercortisolism; our intent to add additional specialty pharmacies and our ability to meet demand; our 2025 revenue guidance; relacorilant’s potential, including as a treatment for patients with hypercortisolism, ovarian cancer and other cancers and as the new standard of care for patients with hypercortisolism or platinum-resistant ovarian cancer; the potential of glucocorticoid receptor antagonism to benefit patients with a wide variety of solid tumors; nenocorilant as a treatment for patients with cancer; dazucorilant as a treatment for patients with ALS; our intent to replicate our DAZALS findings in a Phase 3 trial, including our work with regulatory authorities and leading ALS clinicians to finalize our study design; miricorilant as a treatment for patients with MASH; the timing and outcome of regulatory review of relacorilant, including the NDA in hypercortisolism and the NDA and MAA in ovarian cancer; our belief that the PDUFA deadlines for relacorilant will be met; the anticipated timing, outcome and timing of results of our MOMENTUM, ROSELLA, BELLA (Parts A, B and C), and MONARCH trials, a Phase 3 trial of dazucorilant in patients with ALS, Phase 2 trial of relacorilant plus nab-paclitaxel in patients with cervical cancer, Phase 2 trial of relacorilant plus nab-paclitaxel and gemcitabine as first-line therapy in patients with pancreatic cancer, Phase 2 trial of relacorilant plus enzalutamide in patients with early-stage prostate cancer, Phase 2 trials of relacorilant and nenocorilant in combination with chemotherapy and immunotherapy in patients with a broad range of solid tumors, and Phase 1b dose-finding trial of nenocorilant plus nivolumab in patients with solid tumors; and our expectation that our clinical studies will produce important data. We disclaim any intention or duty to update forward-looking statements made in this press release.

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2025	December 31, 2024(1)
	(Unaudited)
Assets
Cash and investments	$524,240	$603,165
Trade receivables, net of allowances	69,629	53,976
Inventory	24,351	15,995
Operating lease right-of-use asset	4,776	5,324
Deferred tax assets, net	152,999	130,914
Other assets	47,612	31,179
Total assets	$823,607	$840,553
Liabilities and Stockholders’ Equity
Accounts payable	$34,446	$15,376
Operating lease liabilities	6,358	6,936
Other liabilities	150,901	138,652
Stockholders’ equity	631,902	679,589
Total liabilities and stockholders’ equity	$823,607	$840,553

(1) Derived from audited financial statements at that date

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues
Product revenue, net	$207,638	$182,546	$559,282	$493,150

Operating expenses
Cost of sales	4,596	2,867	10,432	7,926
Research and development	68,846	59,336	190,052	176,587
Selling, general and administrative	123,977	73,745	318,488	196,948
Total operating expenses	197,419	135,948	518,972	381,461
Income from operations	10,219	46,598	40,310	111,689
Interest and other income	5,024	6,345	16,243	17,844
Income before income taxes	15,243	52,943	56,553	129,533
Income tax benefit (expense)	4,425	(5,730)	18,811	(19,070)
Net income	$19,668	$47,213	$75,364	$110,463

Net income attributable to common stockholders	$19,359	$46,690	$74,267	$109,344

Basic net income per common share	$0.19	$0.45	$0.71	$1.06

Diluted net income per common share	$0.16	$0.41	$0.62	$0.98

Weighted-average shares outstanding used in computing net income per common share
Basic	103,545	103,371	103,919	103,094
Diluted	119,439	113,723	119,981	111,571

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